Pricing Supplement dated June 2, 1998                     Rule 424(b)(2)
(To Prospectus dated January 7, 1998 and                  File No. 333-43267
Prospectus Supplement dated January 12, 1998)

                    LIBERTY PROPERTY LIMITED PARTNERSHIP

                        Medium-Term Note - Fixed Rate


Face Amount:                                           $100,000,000
Issue Price:                                                  100.0%
Interest Rate:                                                 6.60%
Interest Payment Dates:                      March 15, September 15
Regular Record Dates:                          March 1, September 1
Stated Maturity Date:                                  June 5, 2002
Denominations (if other than
$1,000 and integral multiples thereof)                          N/A
Trade Date:                                            June 2, 1998
Original Issue Date:                                   June 5, 1998
Net Proceeds to Issuer:                                 $99,550,000
Agents' Commission:                                        $450,000
Names of Agents:                               Lehman Brothers Inc.
                                       Donaldson, Lufkin & Jenrette
                                             Securities Corporation
                                        J.P. Morgan Securities Inc.
                                                 UBS Securities LLC
Agents acting in the capacity
indicated below:
     [X] As Agents
     [ ] As Principals
          Reoffering at:
            [ ] varying prices related to prevailing market prices at the time of resale
            [ ] fixed public offering price of     % of face value

Day Count Convention:
     [X] 30/360
     [ ] Actual/360
     [ ] Actual/Actual
     [ ] Other (see attached)

Redemption:
     [X] The Notes cannot be redeemed prior to the Stated Maturity Date.
     [ ] The Notes can be redeemed prior to Stated Maturity Date.
          Initial Redemption Date:
          Initial Redemption Percentage:    %
          Annual Redemption Percentage Reduction:     % until Redemption
          Percentage is 100% of the Principal Amount.

Repayment:
     [X] The Notes cannot be repaid prior to the Stated Maturity Date.
     [ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
         Optional Repayment Date(s):
         Repayment Price:     %

Original Issue Discount:                       [ ]   Yes    [X]   No
          Total Amount of OID:                              N/A
          Yield to Maturity:                                N/A
          Initial Accrued Period:                           N/A

Form:  [X]   Book-entry             [ ]   Certificated